As filed with the Securities and Exchange Commission on September 14, 2018

Registration No. 333-215219

Registration No. 333-210846

Registration No. 333-168601

Registration No. 333-149783

Registration No. 333-125395

Registration No. 333-110679

Registration No. 333-88880

Registration No. 333-44198

Registration No. 333-62045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-215219

FORM S-8 REGISTRATION STATEMENT NO. 333-210846

FORM S-8 REGISTRATION STATEMENT NO. 333-168601

FORM S-8 REGISTRATION STATEMENT NO. 333-149783

FORM S-8 REGISTRATION STATEMENT NO. 333-125395

FORM S-8 REGISTRATION STATEMENT NO. 333-110679

FORM S-8 REGISTRATION STATEMENT NO. 333-88880

FORM S-8 REGISTRATION STATEMENT NO. 333-44198

FORM S-8 REGISTRATION STATEMENT NO. 333-62045

UNDER

THE SECURITIES ACT OF 1933

ECHELON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0203595
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2901 Patrick Henry Drive

Santa Clara, California 95054

(408) 938-5200

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Echelon Corporation 2016 Equity Incentive Plan
2016 Inducement Equity Incentive Plan
1998 Director Option Plan
1997 Stock Plan
1988 Stock Option Plan
(Full Title of Plans)

Narbeh Derhacobian

President and Chief Executive Officer

Echelon Corporation

2901 Patrick Henry Drive

Santa Clara, California 95054

(408) 938-5200
 (Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Echelon Corporation, a Delaware corporation (“Echelon”), on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-215219, originally filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2016, which registered the offer and sale of 903,427 shares of Echelon’s common stock, $0.01 par value per share (“Shares”) issuable pursuant to the Echelon Corporation 2016 Equity Incentive Plan (the “2016 Plan”);

•                  Registration Statement No. 333-210846, originally filed with the SEC on April 21, 2016, which registered the offer and sale of 250,000 Shares pursuant to the 2016 Inducement Equity Incentive Plan;

•                  Registration Statement No. 333-168601, originally filed with the SEC on August 6, 2010, which registered the offer and sale of 3,258,512 Shares issuable pursuant to the 1997 Stock Plan (the “1997 Plan”);

•                  Registration Statement No. 333-149783, originally filed with the SEC on March 18, 2008, which registered the offer and sale of 4,785,775 Shares pursuant to the 1997 Plan;

•                  Registration Statement No. 333-125395, originally filed with the SEC on June 1, 2005, which registered the offer and sale of 3,667,961 Shares issuable pursuant the 1997 Plan and 200,000 Shares issuable pursuant to the 1998 Director Option Plan (the “Director Plan”);

•                  Registration Statement No. 333-110679, originally filed with the SEC on November 21, 2003, which registered the offer and sale of 1,986,277 Shares issuable pursuant the 1997 Plan and 100,000 Shares issuable pursuant to the Director Plan;

•                  Registration Statement No. 333-88880, originally filed with the SEC on May 23, 2002, which registered the offer and sale of 3,840,152 Shares issuable pursuant the 1997 Plan and 200,000 Shares issuable pursuant to the Director Plan;

•                  Registration Statement No. 333-44198, originally filed with the SEC on August 21, 2000, which registered the offer and sale of 3,289,153 Shares issuable pursuant the 1997 Plan and 200,000 Shares issuable pursuant to the Director Plan; and

•                  Registration Statement No. 333-62045, originally filed with the SEC on August 21, 1998, which registered the offer and sale of 1,775,641 Shares pursuant to the 1988 Stock Option Plan, 5,831,163 Shares pursuant to the 1997 Plan and 300,000 Shares pursuant to the Director Plan.

Echelon is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by Echelon pursuant to the above-referenced Registration Statements.

On September 14, 2018, pursuant to the Agreement and Plan of Merger, dated as of June 28, 2018 (the “Agreement”), by and among Echelon, Adesto Technologies Corporation, a Delaware corporation (“Adesto”) and Circuit Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adesto (“Merger Sub”), Merger Sub merged with and into Echelon, with Echelon continuing as the surviving corporation and a wholly-owned subsidiary of Adesto.

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As a result of the consummation of the transactions contemplated by the Agreement, Echelon has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by Echelon in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Echelon hereby removes and withdraws from registration all such securities of Echelon registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Santa Clara, State of California, on this 14th day of September 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ECHELON CORPORATION

By:	/s/ Narbeh Derhacobian
Name:	Narbeh Derhacobian
Title:	President and Chief Executive Officer

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